Exhibit 99.1

VION GETS KEY FINANCING THROUGH PRIVATE PLACEMENT OF COMMON STOCK

NEW HAVEN, Conn., April 15 -- Vion Pharmaceuticals, Inc. (Nasdaq: VION) announced it received $3,250,000 million from a private placement of its common stock. This financing is the first step in the Company's previously disclosed objective of funding the company through the end of the year 2000. Participants in the financing included existing institutional investors Elliott Associates, L.P. and Westgate International, L.P., as well as new investors United Equities Commodities Company and Wechsler and Company, Inc. The Company sold 726,306 shares of common stock directly to the investors at a price of approximately $4.47 per share (or 90% of the 10 day average closing price of Vion common stock as of April 7, 1999). In connection with the private placement, the Company has agreed to use its best efforts to effect the registration for resale of the shares. The Company may sell up to an additional $750,000 of its common stock under the same terms and conditions.

Proceeds from the private placement will be used to fund the Company's research and development activities including ongoing and planned clinical studies, production of clinical trial material, preclinical studies, and for general corporate purposes.

"We are extremely pleased by the repeat investment by certain of our existing shareholders and we welcome the additional investors to Vion," said Alan Kessman, President and CEO. "Our ability to obtain financing in a company led direct investment under these terms is encouraging."

The company also announced completion of a management transition in which Mr. Kessman will assume the additional role of president, replacing John Spears. "As part of our restructuring and new focus, I have assumed the responsibilities of day to day operations. On behalf of the board of directors, I want to thank John for his considerable service to Vion during the Company's formative years. We all wish him the best in his new endeavors. We have also decided there is a need for a full time head of Clinical and Regulatory Affairs as part of the senior management team.," said Kessman.

Vion Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to discovering, developing and commercializing novel products and technologies for the treatment of cancer and viral diseases. The Company has focused its research efforts in five principal areas: hypoxic cancer cell therapeutics, TAPET cancer therapy, sulfonyl hydrazine prodrugs, ribonucleotide reductase inhibitors and nucleoside analogs. Vion's lead anticancer agent Promycin (porfiromycin) is currently in a Phase III clinical trial. For additional information on Vion and its research and product development programs, visit the Company's Internet web site at http://www.vionpharm.com.

Statements included in this press release which are not historical in nature are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation


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Reform Act of 1995. Forward-looking statements regarding the Company's future business prospects, plans, objectives, expectations and intentions are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those projected or suggested in the forward-looking statements, including, but not limited to those contained in the Company's Registration Statement filed on Form S-3 (file no. 333-37941). The shares of Common Stock, described above, have not been registered under the Securities Act of 1933, as amended, and may not be offered and sold in the United States absent registration under such Act or an applicable exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Common Stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

CONTACT: Investors, Thomas E. Klein, Chief Financial Officer of Vion
                  Pharmaceuticals, 203-498-4210, or tklein@vionpharm.com; or Media, Joan Kureczka, Jkureczka@aol.com, or Jesse Fisher, both of J. Kureczka Associates, 415-821-2413, for Vion.